As filed with the Securities and Exchange Commission on June 12, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PINNACLE GAS RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	30-0182582
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 E. Alger Street Sheridan, Wyoming (Address of principal executive offices)	82801 (Zip code)

PINNACLE GAS RESOURCES, INC. AMENDED AND RESTATED STOCK INCENTIVE PLAN
(Full title of the plan)

Peter G. Schoonmaker

Chief Executive Officer

1 E. Alger Street

Sheridan, Wyoming  82801

(307) 673-9710

(Name, address and telephone number, including area code, of agent for service)

Copies to:

David C. Buck

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas  77002

(713) 220-4200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	1,803,930	$2.63(3)	$4,744,336	$186.45
Common Stock, par value $0.01 per share	750,000	$6.43(4)	$4,822,500	$189.52

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of common stock as may be necessary to adjust the number of common stock being offered or issued pursuant to the plan as a result of stock splits, stock dividends or similar transactions.

(2)	Represents common stock issued and reserved for issuance under the Pinnacle Gas Resources, Inc. Amended and Restated Stock Incentive Plan.

(3)

With respect to 1,803,930 shares of common stock subject to future awards, estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low sales prices of the shares as reported on The NASDAQ Global Market on June 9, 2008.

(4)

With respect to 750,000 shares of common stock covered by issued and outstanding stock options granted prior to the filing of this registration statement, calculated pursuant to Rule 457(h) under the Securities Act of 1933, based on the weighted average price at which the options may be exercised.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.  In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated herein be reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents that have been filed with the Commission by the Company are incorporated herein by reference and made a part hereof:

1.  The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed by the Company with the Commission on March 19, 2008 (File No. 001-33457);

2. The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, as filed by the Company with the Commission on May 15, 2008 (File No. 001-33457);

3.  The Company’s Current Reports on Form 8-K as filed by the Company with the Commission (File No. 001-33457) on February 6, 2008 and May 20, 2008 (only to the extent the information contained in each of these Forms 8-K has been filed and not furnished); and

4.  The description of the Company’s common stock contained in the Rule 424 prospectus filed by the Company with the Commission on May 15, 2007, including any amendments or reports filed for the purpose of updating such description.

Each document filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document, which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes, inter alia, a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify past or present officers and directors of such corporation or of another corporation or other enterprise at the former corporation’s request, in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorney’s fees) which such person actually and reasonably incurred in connection therewith.

Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination by (i) the stockholders, (ii) the board of directors by a majority vote or a quorum consisting of directors who were not parties to such action, suit or proceeding, (iii) a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iv) independent counsel if there are no such directors, or a quorum of disinterested directors so directs. Section 145 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section 145 of the DGCL also empowers the Company to purchase and maintain insurance on behalf of any person who is or was an officer or director of the Company against liability asserted against or incurred by such person in any such capacity, whether or not the Company would have the power to indemnify such officer or director against such liability under the provisions of Section 145.

Article X of the Company’s Second Amended and Restated Certificate of Incorporation (“Certificate”) provides that no director will be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director of the Company, except for liability for (i) any breach of the director’s duty of loyalty to the corporation, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the payment of dividends in violation of Section 174 of the DGCL or (iv) any transaction from which the director derived an improper personal benefit. In addition, if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Company’s Certificate and Amended and Restated Bylaws (“Bylaws”) contain indemnification rights for its directors and officers.  Specifically, Section 6.1 of the Certificate and Section 7.1 of the Bylaws each provides that the Company shall indemnify, to the fullest extent permitted by law, any person who was or is a party, is threatened to be made a party, is a witness or otherwise participates in any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director or officer of the Company (an “indemnitee”) against all liabilities, damages, losses and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such indemnitee in connection with such action, suit or proceeding. The Company shall be required to indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if the initiation of such proceeding (or part thereof) by the indemnitee was authorized by the board of directors of the Company.

Section 6.2 of the Certificate and Section 7.2 of the Bylaws each further provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company pursuant to Article VI of the Certificate and Article 7 of the Bylaws.  Such expenses (including attorneys’ fees) incurred by former directors and officers may be so paid upon such reasonable terms and conditions, if any, as the Company deems appropriate.

Pursuant to Section 6.7 of the Certificate and Section 7.7 of the Bylaws, the Company is authorized, at the discretion of its board of directors, to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company has the power to indemnify such person against such liability under the provisions of the DGCL, Article VI of the Certificate or Article 7 of the Bylaws.  The Company has obtained directors’ and officers’ insurance to insure its directors and officers against certain liabilities.

Section 6.1 of the Certificate and Section 7.1 of the Bylaws provide that the Company shall have the power to enter and perform its obligations under indemnification agreements to the fullest extent permitted by the DGCL.  The Company has entered into written indemnification agreements with its directors and executive officers. Pursuant to these agreements, the Company has agreed to indemnify its directors and officers with respect to actions, suits or proceedings, including actions by or in the right of the corporation, to the fullest extent authorized by applicable law and to advance all reasonable expenses incurred by a director or officer in connection with any action, suit, investigation or other proceeding, in each case subject to certain conditions. Under these agreements, if an officer or director makes a claim of indemnification, and if required by applicable law, either a majority of the directors not party to, or otherwise involved in, the proceeding for which indemnification is sought or independent legal counsel selected by the board of directors must review the relevant facts and make a determination whether such officer or director is entitled to indemnification.

The amended and restated securityholders agreement entered into by the Company in February 2006, provides for the indemnification by the securityholders party to such agreement of the Company’s officers and directors against certain liabilities. The registration rights agreement and purchase/placement agreement the Company entered into in connection with its April 2006 private placement provide for the indemnification by the investors in that private placement of the Company’s officers and directors against certain liabilities.

Reference is made to Item 9 for our undertakings with respect to indemnification for liabilities arising under the Securities Act of 1933.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit No.		Description
3.1	—

Second Amended and Restated Certificate of Incorporation of Pinnacle Gas Resource, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-133983) filed by Pinnacle Gas Resources, Inc. on May 10, 2006).

3.2	—

Amended and Restated Bylaws of Pinnacle Gas Resources, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 (File No. 333-133983) filed by Pinnacle Gas Resources, Inc. on May 10, 2006).

4.1	—

Amended and Restated Stock Incentive Plan, effective February 16, 2006 (incorporated by reference to Exhibit 10.9 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-133983) filed by Pinnacle Gas Resources, Inc. on September 15, 2006).

4.2	—

Form of Stock Option Agreement (incorporated by reference to Exhibit 10.10 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-133983) filed by Pinnacle Gas Resources, Inc. on September 15, 2006).

4.3	—

Form of Restricted Stock Grant Agreement (incorporated by reference to Exhibit 10.11 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-133983) filed by Pinnacle Gas Resources, Inc. on September 15, 2006).

*5.1	—	Opinion of Andrews Kurth LLP as to the validity of the securities being registered.

*23.1	—	Consent of Ehrhardt Keefe Steiner & Hottman PC.

*23.2	—	Consent of Netherland, Sewell & Associates, Inc.

*23.3	—	Consent of Andrews Kurth LLP (included in Exhibit 5.1).

*24.1	—	Power of Attorney (set forth in the signature page contained in Part II of this Registration Statement).

*    Filed herewith.

Item 9.  Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

* * * *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement o be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sheridan, State of Wyoming, on June 12, 2008.

PINNACLE GAS RESOURCES, INC.

By:	/s/ Peter G. Schoonmaker
Peter G. Schoonmaker
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter G. Schoonmaker and Ronald T. Barnes, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 12, 2008.

Signature	Title

/s/ Steven A. Webster	Chairman of the Board
Steven A. Webster

/s/ Peter G. Schoonmaker	Chief Executive Officer, President and Director
Peter G. Schoonmaker

/s/ Ronald T. Barnes	Chief Financial Officer, Senior Vice President and Secretary
Ronald T. Barnes

/s/ Robert L. Cabes, Jr.	Director
Robert L. Cabes, Jr.

/s/ Jeffrey P. Gunst	Director
Jeffrey P. Gunst

/s/ Sylvester P. Johnson, IV	Director
Sylvester P. Johnson, IV

/s/ F. Gardner Parker	Director
F. Gardner Parker

/s/ Susan C. Schnabel	Director
Susan C. Schnabel

/s/ Thomas G. McGonagle	Director
Thomas G. McGonagle

EXHIBIT INDEX

Exhibit No.		Description
3.1	—

Second Amended and Restated Certificate of Incorporation of Pinnacle Gas Resource, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-133983) filed by Pinnacle Gas Resources, Inc. on May 10, 2006).

3.2	—

Amended and Restated Bylaws of Pinnacle Gas Resources, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 (File No. 333-133983) filed by Pinnacle Gas Resources, Inc. on May 10, 2006).

4.1	—

Amended and Restated Stock Incentive Plan, effective February 16, 2006 (incorporated by reference to Exhibit 10.9 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-133983) filed by Pinnacle Gas Resources, Inc. on September 15, 2006).

4.2	—

Form of Stock Option Agreement (incorporated by reference to Exhibit 10.10 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-133983) filed by Pinnacle Gas Resources, Inc. on September 15, 2006).

4.3	—

Form of Restricted Stock Grant Agreement (incorporated by reference to Exhibit 10.11 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-133983) filed by Pinnacle Gas Resources, Inc. on September 15, 2006).

*5.1	—	Opinion of Andrews Kurth LLP as to the validity of the securities being registered.

*23.1	—	Consent of Ehrhardt Keefe Steiner & Hottman PC.

*23.2	—	Consent of Netherland, Sewell & Associates, Inc.

*23.3	—	Consent of Andrews Kurth LLP (included in Exhibit 5.1).

*24.1	—	Power of Attorney (set forth in the signature page contained in Part II of this Registration Statement).

*    Filed herewith.